UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2011

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

0000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 22, 2011, NetScout Systems, Inc., or the Company, entered into certain credit facilities with KeyBank National Association, or KeyBank, and a syndicate of lenders pursuant to a Credit and Security Agreement, dated as of November 22, 2011, by and among the Company; KeyBank, as joint lead arranger, sole book runner and administrative agent; Wells Fargo Bank, National Association, as joint lead arranger and co-syndication agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger; Bank of America, N.A., as co-syndication agent; Silicon Valley Bank and Comerica Bank, as co-documentation agents; and the lenders party thereto, or the Credit Agreement. The Credit Agreement provides the Company with a $250,000,000 revolving credit facility, which may be increased to $300,000,000 at any time up to 90 days before maturity. The revolving credit facility includes a swing line loan sub-facility of up to $10,000,000 and a letter of credit sub-facility of up to $10,000,000. On the same date, the Company drew down approximately $62,000,000 to repay its existing indebtedness under the Credit and Security Agreement, dated as of December 21, 2007, as amended, or the 2007 Facility, as more fully described below, and for the payment of various closing-related fees and expenses. The credit facility under the Credit Agreement matures on November 21, 2016.

At the Company’s election, revolving loans under the Credit Agreement bear interest at either (a) a rate per annum equal to the highest of (1) KeyBank’s prime rate, (2) 0.50% in excess of the federal funds effective rate, or (3) one hundred (100.00) basis points in excess of the London Interbank Offered Rate for one-month interest periods, or the Base Rate; or (b) the one-, two-, three-, or six-month per annum London InterBank Offered Rate (LIBOR), as selected by the Company, multiplied by the statutory reserve adjustment, or collectively, the Eurodollar Rate, in each case plus an applicable margin. Swing line loans will bear interest at the Base Rate plus the applicable Base Rate margin.

From November 22, 2011 through February 29, 2012, the applicable margin will be one hundred twenty-five (125.00) basis points for Eurodollar loans and twenty-five (25.00) basis points for Base Rate loans. Beginning with the delivery of the Company’s financial statements for the quarter ended December 31, 2011, the applicable margin will vary depending on the Company’s leverage ratio, ranging from 100 basis points for Base Rate loans and 200 basis points for Eurodollar Rate loans if the Company’s consolidated leverage ratio is 2.50 to 1.00 or higher, down to 25 basis points for Base Rate loans and 125 basis points for Eurodollar Rate loans if the Company’s consolidated leverage ratio is 1.00 to 1.00 or less.

The Company’s consolidated leverage ratio is the ratio of its total funded debt compared to its consolidated adjusted EBITDA. Consolidated adjusted EBITDA includes certain adjustments, including, without limitation, adjustments relating to restructuring charges, deferred revenue revaluation, certain non-cash charges not related to such acquisitions, and certain non-cash stock-based expenses, all as set forth in detail in the definition of Consolidated EBITDA in the Credit Agreement.

Commitment fees on the average daily unused portion of the credit facility are payable at rates per annum ranging from 35 to 20 basis points, depending on the Company’s consolidated leverage ratio. From November 22, 2011 until February 29, 2012, the commitment fee will be 20 basis points. Beginning with the delivery of the Company’s financial statements for the quarter ended December 31, 2011, the commitment fee will vary depending on the Company’s consolidated leverage ratio, ranging from 35 basis points if the Company’s consolidated leverage ratio is 2.50 to 1.00 or higher, down to 20 basis points if the Company’s consolidated leverage ratio is 1.00 to 1.00 or less.

Letter of credit participation fees are payable to each lender on the amount of such lender’s letter of credit exposure, during the period from the effective date of the Credit Agreement to the date which is the later of (i) the date on which such lender’s commitment terminates or (ii) the date on which such lender ceases to have any letter of credit exposure, at a rate per annum equal to the applicable margin for

Eurodollar Rate loans. Additionally, the Company will pay a fee to the fronting lender only, currently KeyBank, equal to 0.25% of the face amount of any drawn letter of credit.

Interest on Base Rate loans is payable at the end of each calendar quarter. Interest on Eurodollar Rate loans is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the period is longer than three months. The Company may also prepay loans under the Credit Agreement at any time, without penalty, subject to certain notice requirements.

As security under the Credit Agreement, the loans are guaranteed by each of the Company’s domestic subsidiaries and are secured by all of the assets of the Company and its domestic subsidiaries, as well as 65% of the capital stock of the Company’s foreign subsidiaries directly owned by the Company and its domestic subsidiaries. The Credit Agreement generally prohibits, with certain exceptions, any other liens on the assets of the Company and its subsidiaries, subject to certain exceptions as described in the Credit Agreement.

The Credit Agreement contains certain covenants applicable to the Company and its subsidiaries, including, without limitation, limitations on additional indebtedness, liens, various fundamental changes (including dispositions of assets and mergers), dividends and distributions, capital expenditures, investments (including acquisitions and investments in foreign subsidiaries), transactions with affiliates, sale-leaseback transactions, hedge agreements, payment of junior financing, changes in business, and other limitations customary in senior secured credit facilities. In addition, the Company is required to maintain certain consolidated leverage and interest coverage ratios as well as a minimum liquidity amount. These covenants and limitations are more fully described in the Credit Agreement.

The Credit Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform certain obligations under the Credit Agreement and related documents, defaults in certain other indebtedness, certain insolvency events, certain events arising under ERISA, a change of control and certain other events. Upon an event of default, the Agent, with the consent of, or at the request of, the holders of 51% in principal amount of the loan commitments may accelerate maturity of the loans and enforce remedies under the Credit Agreement and related documents.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Company’s revolving credit facility described above, the Company terminated its existing term loan and revolving credit facility pursuant to the Credit and Security Agreement, dated as of December 21, 2007, as amended, by and among the Company, KeyBank, as lead arranger, sole book runner and administrative agent, Silicon Valley Bank and Wells Fargo Foothill, LLC, as co-syndication agents, and Comerica Bank, as documentation agent, and the lenders party thereto.

Item 2.03	Creation of a Direct Financial Obligation of Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby files the following exhibit:

10.1	Credit and Security Agreement, dated as of November 22, 2011, by and among NetScout Systems, Inc., KeyBank National Association, as joint lead arranger, sole book runner and administrative agent, Wells Fargo Bank, National Association, as joint lead arranger and co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Bank of America, N.A., as co-syndication agent, and Silicon Valley Bank and Comerica Bank, as co-documentation agents, and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ David P. Sommers
David P. Sommers
Chief Financial Officer and Senior Vice President, General Operations

Date: November 29, 2011

EXHIBIT INDEX

Exhibit Number

10.1	Credit and Security Agreement, dated as of November 22, 2011, by and among NetScout Systems, Inc., KeyBank National Association, as joint lead arranger, sole book runner and administrative agent, Wells Fargo Bank, National Association, as joint lead arranger and co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Bank of America, N.A., as co-syndication agent, and Silicon Valley Bank and Comerica Bank, as co-documentation agents, and the Lenders party thereto.